EXHIBIT 10.1
June 23, 2016
Ricardo Quintero
c/o Movado Group, Inc.
650 From Road
Suite 375
Paramus, NJ 07652

Dear Ricardo,
In the interest of your continued service with Movado Group, Inc. (the “Company”) and in recognition of your contributions to the Company, today the Compensation Committee of the Board of Directors awarded you (i) 25,000 stock options with three-year cliff vesting on terms consistent with those used for the annual equity grants for executives and (ii) a lump-sum bonus of $200,000 payable within thirty days of the date hereof.  If your employment is terminated by the Company for cause or if you terminate your employment voluntarily, in either case prior to June 23, 2018, you agree to repay a pro-rated amount of the lump-sum bonus within thirty days following your termination date.
All other terms of your offer letter dated May 29, 2014 continue to apply.
Very truly yours,

/s/ Vivian D’Elia
Vivian D’Elia
Sr. Vice President, Human Resources
ACKNOWLEDGED AND AGREED:

/s/ Ricardo Quintero
Ricardo Quintero